Exhibit (j)(2) under Form N-1A
Exhibit 23 under Item 601/ Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders
And the Board of Trustees of
Federated Adjustable Rate Securities Fund:

We consent to the use of our reports dated October 25, 2010, with respect to the financial statements of Federated Adjustable Rate Securities Fund as of August 31, 2010, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statements of additional information.

Boston, Massachusetts
October 25, 2010